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                                                                       Exhibit 5


                                 October 2, 2001

Internet Law Library, Inc.
4301 Windfern Road, Suite 200
Houston, Texas 77041

Ladies and Gentlemen:

      We have acted as special counsel to Internet Law Library, Inc., a Delaware corporation ("the Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of 1,000,000 shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), that will be issued pursuant to the Compensation Agreement by and between the Company and James W. Christian effective as of October 4, 2001 (the "Compensation Agreement").

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including (without limitation) the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, and the Compensation Agreement. In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo static copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

      Based upon the foregoing, we are of the opinion that when the aforementioned shares of Common Stock are issued by the Company and paid for in accordance with the terms of the Compensation Agreement, such shares will be legally issued, fully paid and non-assessable.

      This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

      We are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws on the opinions stated herein.

      The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

                                       Very truly yours,

                                       Locke Liddell & Sapp LLP

                                       BY: /s/ STEPHEN L. SAPP
                                       --------------------------
                                               Stephen L. Sapp